Exhibit 10.29

[NitroMed Letterhead]

January 10, 2006

Mr. Gerald Bruce
3465 Byron Drive
Doylestown, PA  18901

Dear Gerald:

I am very pleased to formally offer you the position of Vice President of Sales for NitroMed Inc. reporting to Mark Pavao, Vice President of Sales and Marketing for NitroMed Inc.  In this position you will be responsible broadly for developing and driving sales strategy and results through leadership of a world class sales team.  You will also be a responsible for providing positive and influential leadership and counsel internally as part of the NitroMed Inc. senior management team as well as externally with key stakeholders as appropriate.

The terms of this offer are as follows:

Annual Base Salary

$220,000 per year paid in 24 equal payments to be reviewed annually.

Annual Performance Bonus

You will be entitled to a bonus target of 50% of your annual salary in accordance with achievement of goals and objectives.  The size of the bonus program will be based on the overall NitroMed performance against its major objectives.  Individual awards will be granted from this bonus pool dependent on individual achievement.  You will be guaranteed a minimum of a $90,000 annual bonus for the performance years 2006, 2007 and 2008 to be paid out respectively in 2007, 2008 and 2009.

Annual Performance Stock Options

You will be eligible to receive an annual stock option grant.  The amount of options available will be determined by the Board of Directors based on overall company performance.  Individual awards will be granted from this option pool dependent on individual achievement.

Cost of Living Adjustment

You will receive a monthly payment of $2,500 for 36 months beginning with your first month of employment.  These payments are designed to help with your cost of living transition in conjunction with your move to the Boston area.

Sign On Cash

You will receive a one time payment of $45,000 as a sign on bonus to be paid within your first 30 days of employment with NitroMed Inc.

Sign On Stock Options

You will be offered an option to purchase 40,000 shares of common stock in the Company.  The price at which the stock closes on your start date will be the exercise price of these options.  These options will vest over four years in equal installments as long as you remain in the employ of the Company.

Group Benefits:

You will receive comprehensive group health, long term disability, accident and life insurance benefits and eligibility to participate in NitroMed’s 401K plan.

Leave:

You will be entitled to illness and vacation days consistent with the Company’s standard policy.  This policy will provide you with four weeks of vacation per calendar year.

Relocation

Subject to your continued employment, the Company will reimburse you up to a sum not to exceed $75,000 for relocation related expenses including such things as moving household contents, buying and selling commissions and temporary housing.  Pursuant to your conversation with Michael Loberg, CEO, in the event there is a reasonable situation in which additional funds are needed for a specific aspect of relocation, the request should be made in writing and will be reviewed and subject to his approval.

Change of Control

A separate change of control agreement will be provided to you that includes details relative to key definitions, terms and benefits which will include the following benefit:  you will be entitled to 2.0 times your salary if the Company or the employee (you) terminates employment within 12 months of a change of control event.  The Company is in process of finalizing and establishing these agreements with the entire NitroMed management team as this offer is being executed and as such will provide it to you shortly.

Agreements:

As a condition of employment, you will be required to sign the Company’s Invention and Non-disclosure Agreement and Code of Business Conduct and Ethics.

The commencement date for this position is February 6, 2006.  Please sign a copy of this letter and return it as acceptance of this offer by January 16, 2006.

Gerald, we look forward to working with you at NitroMed.  It is my wish that this position allows you to participate in the success of NitroMed and will both enrich and enhance your career experience.

Sincerely,

/s/ Mark Pavao
Mark Pavao
Vice President, Marketing and Sales

April 24, 2006

Mr. Gerald Bruce
3465 Byron Drive
Doylestown, PA  18901

Re: Offer Letter Addendum

Dear Gerald:

In addition to the previously executed offer letter, you will be a participant in the NitroMed Inc. Executive Severance Benefit Pan and Summary Plan Description.  All terms and conditions apply.

This addendum constitutes an exception for you to Schedule A of the above referenced plan in that you will be entitled to salary continuation for a period of twelve (12) months in addition to the following: one times (1X) the average of your last 2 annual bonus amounts or 1X your existing bonus target or 1X your existing bonus guarantee whichever of the 3 is higher.  You will also be entitled to 1X any cost of living payments existing at the time of Severance.

Sincerely,

/s/ Argeris Karabelas
Argeris Karabelas
Acting Chief Executive Officer and Chairman